RCI 1Q17 Club & Restaurant Total & Same Store Sales Up

●	Total Club & Restaurant Sales of $33.3 Million—Up 1.3% from 1Q16

●	Same Store Sales of $32.2 Million—Up 3.6% from 1Q16

HOUSTON, TX—January 10, 2017—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same store sales at nightclubs and restaurants for the first fiscal quarter ended December 31, 2016. The company plans to report complete 1Q17 results February 9, 2017.

1Q17 vs. 1Q16

●	Total club and restaurant sales: $33.3 million compared to $32.9 million.

●	Same store sales: $32.2 million compared to $31.1 million.

●	Nightclubs segment sales: $29.0 million compared to $28.5 million (37 units vs. 38).

●	Bombshells restaurant segment sales: $4.3 million compared to $4.4 million (4 units vs. 5).

CEO Comment

Eric Langan, President and CEO, commented: “Club and restaurant sales continued their upward trend in 1Q17.

“Nightclubs segment sales increased 2.8% on a same store basis and 1.8% on a total basis. Results reflected particularly strong performances from units in Minneapolis with the return of the Vikings to their new downtown stadium, and from clubs in New York City and parts of Texas. Units that were reformatted or moved also did well. In addition, same store sales benefitted from eliminating underperforming clubs in 4Q16 as we improved our portfolio.

“Bombshells segment sales increased 9.6% on a same store basis and declined just $84,000 on a total basis. Results reflected the closing of an early, underperforming unit at the end of 4Q16, enabling the stellar performance of existing Bombshells at better locations to shine through. Customers continue to be attracted to our military themed sports bar concept with our Bombshells Girls, where you can have a great time and great food, watch the game and listen to music, and hang out with friends or family.”

Growing Sales Trends

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Notes

●	As of 1Q16, revenues (including prior comparable periods) are being reported net of sales taxes and other revenue related taxes, in line with new revenue accounting standards.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 41 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as “Rick’s Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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